Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

as of 6/30/2012

(Dollars in thousands)

6/30/2012
Assets
Cash and Balances Due From Depository Institutions	$15,399,893
Securities	72,720,824
Federal Funds	75,584
Loans & Lease Financing Receivables	211,830,660
Fixed Assets	5,286,747
Intangible Assets	12,383,063
Other Assets	25,125,941

Total Assets	$342,822,712

Liabilities
Deposits	$245,043,009
Fed Funds	6,587,299
Treasury Demand Notes	0
Trading Liabilities	937,898
Other Borrowed Money	35,563,317
Acceptances	0
Subordinated Notes and Debentures	5,829,815
Other Liabilities	11,359,611

Total Liabilities	$305,320,949

Equity
Minority Interest in Subsidiaries	$2,015,054
Common and Preferred Stock	18,200
Surplus	14,133,323
Undivided Profits	21,335,186

Total Equity Capital	$37,501,763

Total Liabilities and Equity Capital	$342,822,712

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:	/s/ David Schlabach
David Schlabach
Vice President

Date: September 5, 2012